UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.##  )

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International Wire Group, Inc.
(Name of Registrant as Specified In Its Charter)

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SEC 1913(11-01)

International Wire Group, Inc.
12 Masonic Avenue
Camden, New York 13316

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2007

To the Stockholders of International Wire Group, Inc.:

An Annual Meeting of Stockholders of International Wire Group, Inc. will be held on Tuesday, June 7, 2007, at 8:30 a.m., Eastern Time, at the Doubletree Syracuse, 6301 State Route 298, East Syracuse, New York 13057, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1. To elect the Board of Directors of International Wire Group, Inc.;

2. To ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The affirmative vote of the holders of a plurality of the shares of our outstanding common stock voting is required for the election of each of the nominees for director (assuming a quorum is present). The affirmative vote of the holders of a majority of shares voted at the meeting, in person or by proxy, is required for approval of the other matters considered at the 2007 Annual Meeting.

The Board of Directors unanimously recommends that you vote to approve all the Proposals.

The Board of Directors has fixed the close of business on April 20, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, to assure your shares are represented at the Annual Meeting, please date, execute and mail promptly the enclosed proxy in the postage-paid enclosed envelope.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 is enclosed for your convenience.

By Order of the Board of Directors,

Glenn J. Holler
Senior Vice President, Chief Financial
Officer and Secretary

Camden, New York
April 30, 2007

Your vote is important.
Please execute and return promptly the enclosed proxy card in the envelope provided.

INTERNATIONAL WIRE GROUP, INC.
12 Masonic Avenue
Camden, New York 13316

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2007

This Proxy Statement is provided to the stockholders of International Wire Group, Inc. (“International Wire,” “we” or “our company”) in connection with the solicitation of proxies by the Board of Directors to be voted at an Annual Meeting of Stockholders to be held at the Doubletree Syracuse, 6301 State Route 298, East Syracuse, New York 13057, at 8:30 a.m., Eastern Time, on Tuesday, June 7, 2007, and at any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy is first being sent or given to stockholders on or about May 4, 2007. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by notifying International Wire’s Secretary in writing of such revocation, by voting in person at the Annual Meeting or by delivering a later-dated proxy.

INFORMATION ABOUT THE 2007 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the 2007 Annual Meeting?

International Wire intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1) the election the Board of Directors of International Wire Group, Inc.; and

(2) the ratification of the selection by the Audit Committee of our company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2007.

What is the Board of Directors’ recommendation?

The Board of Directors recommends votes FOR items 1 and 2 on your proxy card.

Who is entitled to vote?

All International Wire stockholders of record at the close of business on the Record Date, April 20, 2007, are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

As of April 20, 2007, 10,000,002 shares of our company’s common stock were outstanding. This is the only class of capital stock issued by our company. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business April 20, 2007, may vote at the meeting or any adjournment of the meeting.

Who can attend the Annual Meeting?

All stockholders that were stockholders of International Wire as of the record date April 20, 2007, or their authorized representatives, may attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a bank or brokerage account statement, to ensure your admission.

How do I vote my shares?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided according to the instructions provided on the enclosed proxy card.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by voting at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. If you vote by proxy and also attend the meeting, there is no need to vote again unless you wish to change your vote.

If your shares are held in the name of a bank, broker or other holder of record (i.e., a “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

All shares entitled to vote that are represented by properly-completed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not indicate how your shares should be voted, the shares represented by your proxy will be voted FOR the election of directors who have been nominated by our Board of Directors, FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2007, and in the discretion of the persons named in the proxy (or, if none, the holder of the proxy) as to any other matter that may properly come before the Annual Meeting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if a majority of the outstanding shares entitled to vote is represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

What vote is necessary to pass the items of business at the Annual Meeting?

The eight nominees for director receiving a plurality of the votes cast by holders of common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors. Currently there is one vacancy on the Board of Directors, which is composed of nine directors.

Except with respect to the election of directors, holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The favorable vote of the holders of a majority of shares voted at the meeting, in person or by proxy, is required for approval of all such matters.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether a quorum is present. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

Who will count the votes?

Our transfer agent, Computershare Trust Company, N.A., will tally the vote, and will serve as inspector of the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

The solicitation is made on behalf of International Wire’s Board of Directors. We will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officers and regular employees of our company may solicit proxies personally, by telephone, fax or email from some stockholders if proxies are not promptly received.

How can I get a copy of International Wire’s annual report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 is enclosed. To obtain another copy, without charge, of our Annual Report on Form 10-K, address your request to Glenn Holler, International Wire Group, Inc., 11116 South Towne Square, Suite 101, St. Louis, Missouri 63123. The annual report on Form 10-K also may be accessed at http://itwg.client.shareholder.com/index.cfm and at the website of the Securities and Exchange Commission at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH
INTERNATIONAL WIRE AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail

The Board of Directors
International Wire Group, Inc.
Attn: Glenn J. Holler, Secretary
11116 South Towne Square, Suite 101
St. Louis, Missouri 63123

By Phone
314-416-8215

You should identify your communication as being from an International Wire stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an International Wire stockholder before transmitting your communication to the Board of Directors.

How may I communicate directly with the Nonemployee Directors?

You may communicate with the Nonemployee Directors, individually or as a group, by any of the means set forth above or by writing to:

Nonemployee Directors of the Board of Directors
International Wire Group, Inc.
Attn: Glenn J. Holler, Secretary
11116 South Towne Square, Suite 101
St. Louis, Missouri 63123

How do I communicate directly with International Wire?

You may communicate with International Wire by writing to:

International Wire Group, Inc.
c/o Glenn J. Holler, Secretary
11116 South Towne Square, Suite 101
St. Louis, Missouri 63123

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors has nominated eight people for election as directors at the Annual Meeting. All nominees are currently serving as directors of International Wire. If you elect these nominees, they will hold office until the 2008 Annual Meeting and until their successors have been duly elected and have qualified. The eight nominees for election at the Annual Meeting are listed on pages 6 to 7 with brief biographies.

The Board of Directors has determined that six of the eight nominees are independent directors under NASDAQ listing requirements. Those six independent directors are: Mark K. Holdsworth, Peter Blum, David M. Gilchrist, Jr., David H. Robbins, Lowell W. Robinson and John T. Walsh. In the course of the Board of Directors’ determination regarding the independence of each the foregoing directors, the Board of Directors in particular evaluated the following facts, but concluded that they did not affect the determination that these individuals are independent under NASDAQ listing requirements:

•	Mr. Holdsworth is a managing partner of, and has an equity interest in, Tennenbaum Capital Partners, LLC, which controls and has an equity interest, either directly or indirectly, in significant amounts of common stock and senior secured subordinated notes of our company and is a party to a registration rights agreement with us; and

•	Mr. Robbins is an employee of, and has an indirect equity interest in, GSCP (NJ), L.P. (“GSC”), which controls and has an equity interest, either directly or indirectly, in (i) significant amounts of common stock and senior secured subordinated notes of our company and is a party to a registration rights agreement with us and (ii) a significant minority interest in Viasystems, Inc. (“Viasystems”). In March 2000, before GSC had an equity interest in us or Viasystems, we sold our former wire harness business to Viasystems International, Inc. (“Viasystems International”), an affiliate of Viasystems. In connection with the sale, we agreed to indemnify Viasystems International for claims related to water inlet hoses assembled and supplied by us prior to the sale. We continue to resolve liabilities with third parties (which does not include Viasystems or Viasystems International) related to water inlet hose claims. Also, in connection with the sale of our wire harness business to Viasystems International, we entered into a supply agreement with Viasystems International through 2003, which was extended through December 31, 2005. On June 29, 2005, Viasystems International notified us that they were electing not to renew this supply agreement after the scheduled expiration date on December 31, 2005. In 2006, we had no sales to Viasystems, and we do not expect any sales to Viasystems International in 2007. We had sales of $45.0 million and $41.4 million for the year ended December 31, 2005 and 2004, respectively.

All of the nominees named on pages 6 to 7 have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE ELECTION OF THESE DIRECTORS.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to perform the audit of our financial statements for 2007. Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB. Deloitte representatives are expected to attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another registered public accounting firm.

Deloitte was engaged as our independent registered public accounting firm on July 14, 2006, and PricewaterhouseCoopers LLP (“PwC”) was dismissed. Representatives of PwC are not expected to be present at the Annual Meeting. The decision to change independent accountants was approved by the Audit Committee of the Board of Directors of International Wire on July 14, 2006. The reports of PwC on the financial statements of International Wire for the fiscal year ended December 31, 2005 and for the period from October 20, 2004 to December 31, 2004 and the financial statements of International Wire (Predecessor) for the period from January 1, 2004 to October 19, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal year ended December 31, 2005, the period from October 20, 2004 to December 31, 2004, and the period from January 1, 2004 to October 19, 2004 (Predecessor), and through July 14, 2006, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on International Wire’s financial statements for such years.

During the fiscal years ended December 31, 2005, the period from October 20, 2004 to December 31, 2004, and the period from January 1, 2004 to October 19, 2004 (Predecessor), and through July 14, 2006, there were no “reportable events” with respect to International Wire as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2005 and in Item 4 of our Form 10-Q for the quarter ended March 31, 2006, we concluded that a material weakness in its internal controls over financial reporting related to our company’s deferred income tax accounting existed as of December 31, 2005 and March 31, 2006 due to the absence of effective controls to identify the differences between book and tax accounting for fixed assets and certain inventory reserves and LIFO inventories. International Wire has authorized PwC to respond fully to the inquiries of Deloitte concerning the subject matter of such material weakness.

During the fiscal years ended December 31, 2005, the period from October 20, 2004 to December 31, 2004, and the period from January 1, 2004 to October 19, 2004 (Predecessor), and through July 14, 2006, International Wire did not consult with Deloitte regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on International Wire’s financial statements or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE.

OUR MANAGEMENT

Executive Officers and Directors

Set forth below are the names and positions of the directors and executive officers of our company as of December 31, 2006.

Name	Age	Position(s)

Rodney D. Kent	59	Director; Chief Executive Officer
Glenn J. Holler	59	Senior Vice President, Chief Financial Officer and Secretary
Donald F. DeKay	52	Vice President — Finance
Martin G. Dew	44	President of IWG High Performance Conductors, Inc.
Chrysant E. Makarushka	66	Vice President — Purchasing and Logistics
Mark K. Holdsworth	41	Chairman of the Board of Directors
William Lane Pennington	51	Vice-Chairman of the Board of Directors
Peter Blum	56	Director
David M. Gilchrist, Jr.	58	Director
David H. Robbins	31	Director
Lowell W. Robinson	58	Director
John T. Walsh	67	Director

Rodney D. Kent is Chief Executive Officer of our company and has held such positions since June 1, 2005. Previously, Mr. Kent served as our President and Chief Operating Officer and he held that position from May 2000 to June 2005. Mr. Kent also serves as a director of our company and has been a director since June, 1995. He served as a director when we filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings. Prior to being named as President and Chief Operating Officer, Mr. Kent served as President of our Bare Wire segment since April 1995. Mr. Kent also serves as director of Oneida Financial Corp. and Chairman of the Board and director of Prime Materials Recovery, Inc. (“Prime”).

Glenn J. Holler was named Senior Vice President & Chief Financial Officer of our company in July 2001, and Secretary of our company in October 2004. He also served as Vice President — Finance from August 1996 through July 2001. Prior to joining our company, Mr. Holler was employed by Vigoro Industries, Inc. as Vice President, Finance from 1994 to 1996. From 1983 to 1994, Mr. Holler held several positions at Moog Automotive, Inc. including Vice President — Finance and Senior Vice President — Finance.

Donald F. DeKay is Vice President — Finance of our company and has held such position since July 2001. Prior to being named Vice President — Finance of our company, Mr. DeKay served as Vice President — Finance of our Bare Wire segment since April 1995. Mr. DeKay served as Vice President — Finance of Omega from 1988 to 1995 and Controller of Omega from 1983 to 1988. Prior to joining our company, Mr. DeKay was employed by Price Waterhouse from 1978 to 1983. Mr. DeKay also serves as director of Prime.

Martin G. Dew is President of IWG High Performance Conductors, Inc. and has held this position with High Performance Conductors since it was acquired by International Wire Group, Inc. in March 2006 and at its previous owner, Phelps Dodge Corporation, since 1999. Mr. Dew joined HPC in 1986 as an Inside Sales Representative and continued his career development serving as Sales Supervisor, Regional Sales Representative, Product Manager and Vice President of Sales.

Chrysant E. Makarushka is Vice President — Purchasing and Logistics and has held such position since July 2000. Prior to being named Vice President — Purchasing and Logistics, Mr. Makarushka served as Director of Metals Management for our company from 1995 to 2000. Mr. Makarushka served as Director of Procurement and Human Resources for Omega from 1989 to 1995. Prior to joining our company, Mr. Makarushka was employed by Rome Cable from 1981 to 1989.

Mark K. Holdsworth has been Chairman of the Board of Directors of our company since March 24, 2005 and has been a director of our company since October 20, 2004. Mr. Holdsworth is a Managing Partner of

Tennenbaum Capital Partners, LLC and is one of the firm’s founding members. Prior to joining the firm in 1996, Mr. Holdsworth was a Vice President, Corporate Finance, of US Bancorp Libra, a high-yield debt securities investment banking firm. He also has served as a generalist in Corporate Finance at Salomon Brothers Inc. Mr. Holdsworth is currently Vice Chairman of EaglePicher Corporation and a director of Parsons Corporation. He is also a National Trustee of Boys & Girls Club of America. He received a B.A. in Physics from Pomona College, a B.S. with honors in Engineering and Applied Science (concentration in Mechanical Engineering) from the California Institute of Technology, and an MBA from Harvard Business School.

William Lane Pennington has been the Vice-Chairman of the Board of Directors of our company since March 28, 2005, and has been a director of our company since February 2003. He served as a director when we filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings. Mr. Pennington founded Whiterock Affiliates LLC (now Pennington Allen Capital Partners LLC), a private investment and advisory firm in 2003 and serves as its Chief Executive Officer. From 1997 to 2001, Mr. Pennington served as the President of Lennox Worldwide Heat Transfer and Lennox Asia Pacific Ltd. and Executive Vice President of Lennox International Inc. From 2001 to 2003, Mr. Pennington was the President of IMCO International, Inc. and the Executive Vice President of IMCO Recycling, Inc. Mr. Pennington also held several senior executive positions from 1988 to 1997 with Hilti International Corporation, a global manufacturer and direct sales company, including President of Hilti Asia Pacific Ltd. based in Hong Kong and as President of Hilti Ltd. in Toronto, Ontario. He previously served as a partner, a shareholder, and member of the Board of Directors of Holliman, Langholz, Runnels & Dorwart, a private law practice.

Peter Blum has been a director of our company since October 20, 2004. Mr. Blum has served as the President of Blum Consulting, LLC since 2002. Prior to 2002, Mr. Blum was a Managing Principal of Towers Perrin. He was a consultant for the Wharton Center for Applied Research. In addition, he served as the Business Development Manager and Research and Development Manager for British Oxygen Company. Mr. Blum received B.S. and M.S. degrees in Metallurgy and Materials Science from Lehigh University, and an MBA from The Wharton School of the University of Pennsylvania.

David M. Gilchrist, Jr. has been a director of our company since October 20, 2004. Mr. Gilchrist currently serves as the Chief Executive Officer of Siegel-Robert, Inc. Prior to joining Siegel-Robert, Inc. in 2007, Mr. Gilchrist was previously the Chief Executive Officer of Jackson Products, Inc. from 2003-2007 and the President of VP Buildings from 1996 through 2003. Prior to joining VP Buildings, he also served as the President of Mid-South Industries and the Fusite Division of Emerson Electric. He also serves as a director of Wolverine Tube and Jackson Products. Mr. Gilchrist received a B.S. in Mechanical Engineering from the U.S. Naval Academy and an MBA from St. Francis College.

David H. Robbins has been a director of our company since November 9, 2006. Mr. Robbins joined GSC Partners at its inception in 1999 and is responsible for sourcing, evaluating and executing control distressed debt investments. Previously, Mr. Robbins was with The Blackstone Group, in the Principal Investment and Mergers and Acquisitions Groups, where he worked on a variety of private equity and advisory transactions. Mr. Robbins is on the Board of ATSI Holdings and Waddington North America, Inc. Mr. Robbins graduated from the University of Pennsylvania, with a B.S. degree in Economics.

Lowell W. Robinson has been a director of our company since October 20, 2004. Mr. Robinson has been Chief Financial Officer and Chief Administrative Officer of MICA, an online advertising network since December 2006. He was previously President of LWR Advisors, which provides strategic and financial consulting services since 2004. From 2002-2004, he served as Special Counsel to the President of Polytechnic University and from 2002-2003, he was also Chairman of the Audit Committee and Special Independent Committee of the Board of Edison Schools. Previously, he held senior financial positions at ADVO Inc., Citigroup Inc., Kraft Foods Inc. and YAHOO/HOTJOBS. Mr. Robinson also serves on the Board of Directors of Jones Apparel Group and on the Board of Trustees of Diversified Investment Advisors. Mr. Robinson has a B.A. in economics from the University of Wisconsin and a MBA from Harvard Business School.

John T. Walsh has been a director of our company since October 20, 2004. Mr. Walsh served as the President and Chief Operating Officer of Columbian Chemicals Company, a wholly-owned subsidiary of Phelps Dodge Corporation, from 1996 through 2001, and he retired in 2001. Mr. Walsh also held several senior executive positions with Columbian Chemicals Company prior to 1996. He received a B.S. in Chemistry from St. Bonaventure University, an M.S. in Organic Chemistry from Xavier University and an MBA (concentration in Marketing) from Fairleigh Dickenson University.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Generally

Our Board of Directors currently consists of nine directors, with one vacancy. All directors will be elected by the holders of common stock at each Annual Meeting and are elected to serve until their successors have been duly elected and have qualified. Our Board of Directors met ten times in 2006. Each of the directors attended at least 75% of all meetings held by the Board of Directors and all meetings of each committee of the Board of Directors on which such director served during the fiscal year ended December 31, 2006.

We do not have a policy regarding Board of Director attendance at our Annual Meeting. However, we expect that all directors will attend the 2007 Annual Meeting of Stockholders unless extraordinary circumstances prevent a director’s attendance. All of our directors attended the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

Our Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The charters for each of our standing committees can be found on our website at http://itwg.client.shareholder.com/index.cfm.

Director Nominations.  The Board of Directors does not have a separate nominating committee or a nominating committee charter. Rather, the entire Board of Directors acts as nominating committee, and a majority of the directors, but not all of the directors, are independent directors, as such term is defined in the NASDAQ listing standards. As such, the director nominees to be voted on at the 2007 Annual Meeting were selected by the entire Board of Directors. The Board of Directors does not believe we would derive any significant benefit from a separate nominating committee, although the Board of Directors may contemplate forming a Nominating Committee in the future.

Nominating Process.  In recommending director candidates in the future, the Board of Directors intends to take into consideration such factors as it deems appropriate based on our company’s current needs. These factors may include diversity, age, skills, decision-making ability, inter-personal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background, and other directors’ experience and business background, whether such candidate would be considered “independent”, as such term is defined in the NASDAQ listing standards, as well as the candidate’s ability to devote the required time and effort to serve on the Board of Directors.

The Board of Directors has never received a recommendation from a stockholder as to a candidate for nomination to the Board of Directors and therefore has not previously formed a policy with respect to consideration of such a candidate. However, it is the Board of Directors’ intent to consider any security holder nominees that may be put forth in the future.

Security holders wishing to nominate a candidate for consideration at the Annual Meeting of Stockholders in 2008 should submit the nominee’s name, affiliation and other pertinent information along with a statement as to why such person should be considered for nomination. Such nominations should be delivered to Secretary at the principal executive offices of our company not less than 120 or more than 180 days prior to the first anniversary of the date of the preceding year’s annual meeting. The Board of Directors will evaluate any such nominees in a manner similar to that for all director nominees.

Audit Committee.  Our Audit Committee consists of Mr. Robinson, Mr. Gilchrist and Mr. Walsh. Mr. Robinson is the Chairman of the Audit Committee. Each member of our Audit Committee is an independent member of the Board of Directors, as such term is defined in the NASDAQ listing standards. Further, the Board of Directors has determined that all members of the Audit Committee are financially literate and have the financial management expertise, as the Board of Directors has interpreted such qualifications in its business judgment. In addition, the Board of Directors has designated Mr. Robinson as the audit committee financial expert as defined in the Securities Exchange Act of 1934.

Our company’s Audit Committee is generally responsible for, among other things:

•	overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company;

•	assisting the Board of Directors in oversight and monitoring of (i) the integrity of our company’s financial statements, (ii) our company’s maintenance of effective internal accounting, financial and disclosure controls and procedures, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) our company’s compliance with legal and regulatory requirements, and (iv) the independent auditor’s qualifications, compensation, independence, performance and engagement for other services;

•	preparing the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in our company’s annual proxy statement;

•	providing our company’s Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	providing to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

Our Audit Committee met nine times in 2006. A copy of our Audit Committee Charter can be found on our website at http://itwg.client.shareholder.com/index.cfm.

Compensation Committee.  Our compensation committee consists of Mr. Blum, Mr. Gilchrist and Mr. Robbins, each of whom is a nonemployee member of the Board of Directors. Mr. Blum is the Chairman of the Compensation Committee. Each member of International Wire’s compensation committee is an independent director, as such term is defined in the NASDAQ listing standards.

The Compensation Committee is generally responsible for, among other things:

•	reviewing and recommending to the full Board of Directors compensation for the Chief Executive Officer and the four most highly compensated executive officers of our company other than the Chief Executive Officer and reviewing and approving compensation for any of the other executive officers of our company, including, without limitation, (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control agreements/provisions and (e) any other benefits, compensation or arrangements;

•	setting annual performance related goals for the Chief Executive Officer and the four most highly compensated executive officers of our company other than the Chief Executive Officer; and

•	making recommendations to the Board of Directors with respect to incentive compensation plans.

Our Compensation Committee met six times in 2006. A copy of our Compensation Committee Charter can be found on our website at http://itwg.client.shareholder.com/index.cfm.

Code of Ethics

We have adopted the Code of Business Conduct, a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer and other salaried employees. The Code of Business Conduct is publicly available on our website at http://itwg.client.shareholder.com/conduct.cfm. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the code to our Chief Executive Officer and Chief Financial Officer, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K. In addition, we will make available, free of charge upon request, a copy of the Code of Business Conduct. For a copy of this code, please contact Glenn Holler, International Wire Group, Inc., 11116 South Towne Square, Suite 101, St. Louis, Missouri 63123.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee currently consists of Mr. Blum, Mr. Gilchrist and Mr. Robbins. Mr. Robbins replaced Mr. Hamwee as a member of the Compensation Committee when Mr. Hamwee resigned on November 9, 2006, from the Compensation Committee and the Board of Directors. All of the members of the Compensation Committee during the fiscal year ended December 31, 2006, were independent directors and none of them was an employee or former employee of International Wire. During the fiscal year ended December 31, 2006, none of our executive officers served on the Compensation Committee, or the Board of Directors of another entity whose executive officers served on the Compensation Committee of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERSHIP

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our common stock.

	Shares Beneficially Owned
	Number of Shares	Percent of
Name	of Common Stock	Common Stock

Tennenbaum Capital Partners, LLC; SVAR/ MM, LLC; Tennenbaum & Co., LLC; and Michael E. Tennenbaum(1)	2,772,490	27.7%
2951 28th Street
Suite 1000
Santa Monica, CA 90405
James D. Bennett; Bennett Restructuring Fund, L.P.; Bennett Offshore Restructuring Fund, Inc.; and Restructuring Capital Associates(2)	1,916,309	19.2%
c/o Bennett Management Corporation
2 Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
GSC Recovery II, L.P. and GSC Recovery IIA, L.P., et al.(3)	1,692,252	16.9%
500 Campus Drive, Suite 220
Florham Park, New Jersey 07932
Mast Credit Opportunities I Master Fund, Ltd.(4)	758,000	7.6%
c/o Goldman Sachs (Cayman) Trust, Limited,
P.O. Box 896 GT
Harbour Centre, 2nd Floor, North Church, Street
George Town, Cayman Islands
LC Capital Master Fund, Ltd.; Lampe, Conway & Co., LLC; Steven G. Lampe; Richard F. Conway(5)	536,523	5.4%
680 Fifth Avenue Suite 1202
New York, New York 10019

(1)	As reported on Schedule 13G filed by Tennenbaum Capital Partners, LLC (“TCP”), SVAR/ MM, LLC (“SVAR/ MM”), Tennenbaum & Co., LLC (“TCO”) and Michael E. Tennenbaum on February 7, 2006. TCP has a beneficial interest in 2,772,490 shares. Special Value Absolute Return Fund, LLC (“SVAR”) has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 155,878 shares of common stock, and Special Value Opportunities Fund, LLC (“SVOF”) has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, 637,171 shares of common stock.

The managing member of SVAR is SVAR/ MM. The managing member of SVAR/ MM is TCP. The managing member of TCP is Tennenbaum & Co., LLC (“TCO”). The managing member of TCO is Michael E. Tennenbaum. TCP is the investment advisor to SVAR. TCP, SVAR/ MM, TCO and Mr. Tennenbaum share voting and dispositive power for the shares owned of record by SVAR. TCP is the investment advisor to SVOF. TCP, TCO and Mr. Tennenbaum share voting and dispositive power for the shares owned of record by SVOF.

(2)	As reported in the Form 13D filed by James D. Bennett, Bennett Restructuring Fund, L.P. (“BRF”), Bennett Offshore Restructuring Fund, Inc. (“BORF”) and Restructuring Capital Associates, L.P. (“RCA” and collectively with James D. Bennett, BRF and BORF, the “Bennett Persons”) on October 26, 2006. As reported in the Form 13D, each of the Bennett Persons beneficially owns the following: (i) James D. Bennett beneficially owns 1,916,309 shares of our common stock and has shared voting and investment power with respect to such shares, (ii) BRF beneficially owns 1,227,459 shares of our common stock and has shared voting and investment power with respect to such shares and (iii) BORF beneficially owns 688,850 shares of our common stock and has shared voting and investment power with respect to such shares and (iv) RCA beneficially owns 1,916,309 shares of our common stock and has shared voting and investment power with respect to such shares.

(3)	As reported on Schedule 13G filed by GSC Recovery II, L.P., GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA, L.P., GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ), L.P., GSCP (NJ) Holdings, L.P., GSCP (NJ), Inc., GSC Group, Inc., GSC Active Partners Holdings, L.P., GSC Active Partners, Inc., Robert F. Cummings, Jr., Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Andrew J. Wagner, and Joseph H. Wender on February 14, 2007. As reported in the Form 13G, GSC Recovery II, L.P. directly owns 685,734 shares of our common stock and has shared voting and investment power with respect to such shares, and GSC Recovery IIA, L.P. directly owns 999,918 shares of our common stock and has shared voting and investment power with respect to such shares. In accordance with SEC rules, an additional 6,600 shares, which represents shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days by GSCP (NJ), L.P., have been added to the total.

GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P.; GSC RII, LLC is the general partner of GSC Recovery II GP, L.P.; and GSCP (NJ) Holdings, L.P. is the managing member of GSC RII, LLC; GSCP (NJ), L.P. is the manager of GSCP Recovery II, L.P. and GSCP Recovery IIA, L.P. and GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P. GSC Group, Inc. owns all of the outstanding capital stock of GSCP (NJ), Inc. GSC Active Partners Holdings, L.P. owns all of the Class A Common Stock of GSC Group, Inc. GSC Active Partners, Inc. is the general partner of GSC Active Partners Holdings, L.P. ; GSC Recovery IIA GP, L.P. is the general partner of GSC Recovery IIA, L.P.; GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P.; and GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, LLC.

Pursuant to a corporate reorganization effected on October 1, 2006, GSC Group, Inc. became the owner of all the outstanding capital stock of GSCP (NJ), Inc., GSC Active Partners Holdings, L.P. became the owner of all the Class A Common Stock of GSC Group, Inc., GSC Active Partners, Inc. became the general partner of GSC Active Partners Holdings, L.P. and Robert F. Cummings, Jr., Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Andrew J. Wagner and Joseph H. Wender became stockholders and executive officers of GSC Active Partners, Inc.

GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P., GSCP (NJ), Inc., GSC Group, Inc., GSC Active Partners Holdings, L.P., GSC Active Partners, Inc., Robert F. Cummings, Jr., Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Andrew J. Wagner and Joseph H. Wender (collectively, the “Recovery Affiliates”) by virtue of such reporting person’s relationship with GSC Recovery II, L.P. and GSC Recovery IIA, L.P. may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 1,685,652 shares of Common Stock owned in the aggregate by GSC Recovery II, L.P. and GSC Recovery IIA, L.P. representing approximately 16.9% of the Common Stock outstanding. Each of the Recovery Affiliates disclaims beneficial ownership of the Common Stock except to the extent of each entity’s and individual’s pecuniary interest in the Common Stock.

GSC Recovery II GP, L.P. and GSC RII, LLC, by virtue of such reporting person’s relationship with GSC Recovery II, L.P., may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 685,734 shares of Common Stock directly owned by GSC Recovery II, L.P. representing approximately 6.9% of the Common Stock outstanding. Each of the GSC Recovery II GP, L.P. and GSC RII, LLC disclaims beneficial ownership of the Common Stock except to the extent of such reporting person’s pecuniary interest in the Common Stock.

GSC Recovery IIA GP, L.P. and GSC RIIA, LLC, by virtue of such reporting person’s relationship with GSC Recovery IIA, L.P, may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 999,918 shares of Common Stock directly owned by GSC Recovery IIA, L.P. representing approximately 10.0% of the Common Stock outstanding. Each of the reporting persons disclaims beneficial ownership of the Common Stock except to the extent of such reporting person’s pecuniary interest in the Common Stock.

(4)	As reported in the Form 13G filed by Mast Credit Opportunities I Master Fund, Ltd. (“Mast”) on February 14, 2007. As reported on Form 13G, Mast beneficially owns 758,000 shares of our common stock and has sole voting and investment power with respect to such shares.

(5)	As reported in the Form 13G filed by LC Capital Master Fund, Ltd. (“LC Capital”), Lampe, Conway & Co., LLC (“Lampe Conway”), Steven G. Lampe and Richard F. Conway (together with LC Capital, Lampe Conway and Steven G. Lampe, the “Lampe Conway Persons”) on February 7, 2007. As reported in the Form 13G, each of the Lampe Conway Persons beneficially owns the following: (i) LC Capital beneficially owns 536,523 shares of our common stock and has shared voting and investment power with respect to such shares, (ii) Lampe Conway beneficially owns 536,523 shares of our common stock and has shared voting and investment power with respect to such shares, (iii) Steven G. Lampe beneficially owns 536,523 shares of our common stock and has shared voting and investment power with respect to such shares, and (iv) Richard F. Conway beneficially owns 536,523 shares of our common stock and has shared voting and investment power with respect to such shares.

Security Ownership of Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 28, 2007 for:

•	each of our current directors and nominees to serve as director;

•	each named executive officer; and

•	all current directors and executive officers as a group.

	Shares Beneficially Owned
	Number of Shares	Percent of
Name(a)	of Common Stock(b)	Common Stock(c)

Rodney D. Kent	149,651	1.5%
Glenn J. Holler	50,000	*
Donald F. DeKay	33,966	*
Chrysant E. Makarushka	32,000	*
Martin G. Dew	16,000	*
Peter Blum	6,600	*
David M. Gilchrist, Jr.	6,600	*
David H. Robbins(d)	0	—
Mark K. Holdsworth(e)	6,600	*
Lowell W. Robinson	6,600	*
John T. Walsh	6,600	*
William L. Pennington	23,267	*
All executive officers and directors as a group (12 persons)	337,884	3.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our company’s common stock.

(a)	The address of each of the stockholders is c/o International Wire Group, Inc., 12 Masonic Avenue, Camden, New York 13316, except for Mr. Robbins, whose address is c/o GSC Partners, 500 Campus Drive, Suite 220, Florham Park, NJ 07932. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them.

(b)	In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: 130,000 shares for Mr. Kent, 50,000 shares for Mr. Holler, 32,000 shares for Mr. DeKay, 32,000 shares for Mr. Makarushka, 16,000 shares for Mr. Dew, 6,600 shares for Mr. Blum, 6,600 shares for Mr. Gilchrist, 6,600 shares for Mr. Holdsworth, 6,600 shares for Mr. Robinson, 6,600 shares for Mr. Walsh and 23,267 shares for Mr. Pennington.

(c)	The percentages shown are calculated based upon 10,000,002 shares of common stock, the number of shares outstanding as of February 28, 2007, plus the number of shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days for that particular person or group.

(d)	Does not include shares beneficially owned by GSC or its affiliates as described in footnote (3) under “Security Ownership Of Certain Beneficial Ownership — Security Ownership of 5% Beneficial Owners.” Mr. Robbins is an employee of GSC and is a stockholder of GSC Group, Inc., which owns substantially all of GSC.

(e)	Does not include shares beneficially owned by TCP or its affiliates as described in footnote (1) under “Security Ownership Of Certain Beneficial Ownership — Security Ownership of 5% Beneficial Owners.” Mr. Holdsworth is a managing partner of TCP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of International Wire’s Compensation Program

Throughout this Proxy Statement, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated individuals other than the Chief Executive Officer and Chief Financial Officer, who are included in the Summary Compensation Table, are referred to as the “named executive officers.” The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Compensation Committee”) reviews and recommends to the Board of Directors compensation for the named executive officers, including, without limitation, (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions and (e) any other benefits, compensation or arrangements. The full Board of Directors approves the compensation for the named executive officers.

The Compensation Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors of the Board of Directors. Mr. Blum, the Compensation Committee chairman, reports on Compensation Committee actions and recommendations from time to time at the Board of Directors meetings.

Compensation Program Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to attract and retain highly qualified and talented executives, provide appropriate incentives to motivate those individuals to maximize stockholder returns by producing sustained superior performance and reward them for outstanding individual and team contributions to the achievement of our company’s near-term and long-term business objectives.

Setting Executive Compensation

Based on the foregoing objectives, executive compensation is composed of two elements — near-term compensation and long-term compensation. Near-term compensation consists of base salary, annual bonus awards and perquisites and other personal benefits. Long-term compensation consists of stock option grants, deferred compensation and retirement benefits. These elements of compensation are discussed in more detail under the heading “Elements of Compensation for Fiscal 2006” below. We believe the combination of near-term and long-term compensation strikes the right balance between steady pay and highly leveraged performance-based rewards that promote stockholders’ interests.

The ability of Compensation Committee members to judge performance effectively is enhanced by the exposure they get to our operations as members of our Board of Directors. The Board of Directors participates in regular updates on our business priorities, strategies and results. As a result, the Board of Directors has frequent interaction with and open access to executive officers. This gives them considerable opportunity to ask questions and assess the performance of the executives and our company. The Compensation Committee does not currently engage the services of an independent outside consultant because it has not made major changes in base salary, has implemented a pay for performance bonus system, and through the experiences of members of the committee with other companies believes it has a good grasp of appropriate compensation approaches and levels. The Compensation Committee has the ability to retain an outside consultant if and when it believes it would be cost effective to do so.

Elements of Compensation for Fiscal 2006

For fiscal 2006, the elements of compensation for the named executive officers were:

•	base salary;

•	annual bonus awards;

•	stock option grants;

•	deferred compensation program;

•	retirement benefits; and

•	perquisites and other personal benefits.

Each of the elements of our company’s executive compensation program for fiscal 2006 is discussed in the following paragraphs.

Base Salary.  Our company provides named executive officers with a base salary to compensate them for services rendered during each fiscal year. This is the basic, least variable form of compensation for the job an executive officer does. We have employment agreements with Rodney D. Kent and Glenn J. Holler, and, as a result, Mr. Kent and Mr. Holler are guaranteed a minimum annual base salary of $325,000 and $279,900, respectively, during the term of their employment agreement. Increases to Mr. Kent’s and Mr. Holler’s base salaries and the determination of the base salary for the other named executive officers are based on knowledge and experience in the industry, expected future contributions to the growth and development of our company, and the impact of the position on our company’s performance. Base pay is designed to be competitive compared with prevailing market rates at manufacturing companies that have similar total revenue and market capitalization and/or compete with our company for management talent. Executive positions are grouped by grades, which are part of our company’s overall salary structure.

The annualized base salary for 2006 for Mr. Kent, Mr. Holler, Mr. DeKay, Mr. Makarushka and Mr. Dew was $400,000, $291,200, $218,430, $139,190 and $181,560, respectively. Mr. Dew did not earn twelve months of salary at our company because IWG High Performance Conductors, Inc. was not acquired until March 31, 2006.

Annual Bonus Award.  Annual bonus awards are made to our named executive officers pursuant to our company’s Key Management Incentive Plan, Bare Wire Cash Profit Sharing Plan (if applicable) and High Performance Conductors Cash Profit Sharing Plan (if applicable). A description of each follows.

Key Management Incentive Plan.  Our company’s Key Management Incentive Plan is an incentive cash bonus plan for certain of our company’s key management, including the named executive officers. Although the plan provides significant discretion (as described below), the plan is basically a pay-for-performance incentive plan because it is contingent upon reaching financial goals. The Compensation Committee views pay-for-performance as a key element in its overall compensation philosophy. The plan is designed to reward operating performance results. We have not exercised discretion to deviate from the formula (described in further detail below) because the Compensation Committee and the Board of Directors generally believe that the bonuses should be objectively measurable absent unusual circumstances.

At the beginning of the year, the Board of Directors and/or Compensation Committee, based on input from management, sets a target EBITDA, as defined, for our company’s current fiscal year (or, in the absence of a specific determination, our company’s EBITDA in our company’s budget approved by the Board of Directors). EBITDA is an amount equal to our net income, plus interest expense, income taxes, depreciation and amortization, non-cash charges, and extraordinary losses and unusual or non-recurring charges, minus interest income and non-cash and/or extraordinary gains. The target EBITDA is designed to be a realistic target for our company at the time it is determined and is the same target used in our business for planning purposes. The Compensation Committee and/or the Board of Directors may establish additional bonus considerations (other than EBITDA) for the Chief Executive Officer and/or other participants.

Performance is measured on EBITDA as we believe it offers the best measure of operational performance as it provides a clearer picture of cash flow and results of operations by removing expenses which can vary and can obscure true company performance. EBITDA is an appropriate measure of performance as it reflects results from operations before the effects of financing and investing activities by excluding interest and depreciation costs.

Also at the beginning of the year, the Compensation Committee and/or the Board of Directors, based on the recommendations of our Chief Executive Officer (except with respect to himself), sets a target bonus amount for each named executive officer, which is a percentage of that executive’s base salary. Specifically, a chart is created for the year indicating a potential bonus for each participant equal to a target percentage of base salary for each participant for a given percentage of EBITDA attained by our company in the year. The chart is approved as a guideline for bonuses that will be awarded, if any, to the participants in the first quarter of the year following the year in which performance is measured. The employment agreements with Rodney D. Kent and Glenn J. Holler require that Mr. Kent and Mr. Holler be eligible for an annual bonus of up to 65% and 50%, respectively, of base salary. The target payout percentage is set based on the named executive’s importance and impact of the position within our organization. For 2006, the target bonus (assuming the EBITDA target was met) was 75%, 55%, 50%, 50% and 50% as a percentage of base salary for Mr. Kent, Mr. Holler, Mr. DeKay, Mr. Makarushka and Mr. Dew, respectively.

Following each year, our company’s Chief Executive Officer reviews our actual results of EBITDA for the year along with the approved bonus chart. The Chief Executive Officer, in his sole discretion, taking into consideration our company’s EBITDA, the bonus chart, the performance of each participant and any other factors that he, in his sole discretion, deems appropriate, recommends for approval by the Compensation Committee and/or the Board of Directors the bonus for each participant, except for his own bonus, which is determined solely by the Compensation Committee and the Board of Directors. As a result of the Chief Executive Officer’s discretion in awarding the bonuses, the bonus for each participant may be more or less than is indicated for a given participant by the bonus chart. The Compensation Committee and/or the Board of Directors determines bonus awards for the Chief Executive Officer and/or other participants in relation to additional bonus considerations for approval by the Compensation Committee and/or Board of Directors. The final determination of the bonus for each participant, if any, is in the sole discretion of the Compensation Committee and/or the Board of Directors. The final determination of the Bonus for the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer must be approved by the Board of Directors.

In 2006, we exceeded our EBITDA target. Although our Chief Executive Officer has discretion in determining bonuses he recommends to the Compensation Committee for the named executive officers, he did not exercise his discretion and instead followed the amounts approved by the bonus chart. Although the Compensation Committee has discretion in determining bonuses it recommends to the Board of Directors for the named executive officers, it did not exercise its discretion and instead followed the amounts approved by the bonus chart. Although the Board of Directors has discretion in approving bonuses for the named executive officers, it did not exercise its discretion and instead followed the amounts approved by the bonus chart. For 2006, the bonus under the Key Management Incentive Plan for Mr. Kent, Mr. Holler, Mr. DeKay, Mr. Makarushka and Mr. Dew were $420,000, $224,224, $154,518, $98,462 and $68,085, respectively.

Bare Wire Cash Profit Sharing Plan.  Our company’s Bare Wire Cash Profit Sharing Plan is administered by the Compensation Committee and provides cash bonuses to all employees of the Bare Wire division, including the named executive officers that are employed in the Bare Wire division, based on months of service and attendance. The purpose of the plan is to encourage retention and attendance. Mr. Kent, Mr. DeKay and Mr. Makarushka are employed in the Bare Wire division.

Following the completion of each fiscal year, the Chief Executive Officer recommends to the Board of Directors and/or the Compensation Committee an amount to be contributed to the Bare Wire Cash Profit Sharing Plan for the Bare Wire division participants. This amount is generally a percentage of EBITDA allocated to the Bare Wire division. The final amount is determined in the sole discretion of the Board of Director and/or the Compensation Committee.

Generally, each participant earns one point for each whole month of employment with the Bare Wire division since the beginning of the participant’s service with the Bare Wire division. However, a participant will not earn a point for a given month of employment with the Bare Wire division if such participant is absent from work (as further specified in the policy maintained at each plant).

The award of bonuses pursuant to the Bare Wire Cash Profit Sharing Plan is discretionary. Each participant’s bonus, if any, equals the number of points accrued by such participant times the quotient of the profit sharing pool divided by the total number of points accrued by all the participants. For 2006, the bonus under the Bare Wire Cash Profit Sharing Plan for Mr. Kent, Mr. DeKay and Mr. Makarushka was $6,350, $4,654 and $3,518, respectively.

High Performance Conductors Cash Profit Sharing Plan.  Our company’s High Performance Conductors Cash Profit Sharing Plan is administered by the Compensation Committee and provides cash bonuses to all employees of IWG High Performance Conductors, Inc., including Mr. Dew, based on months of service and attendance. The purpose of the plan is to encourage retention and attendance.

Following the completion of each fiscal year, the Chief Executive Officer recommends to the Board of Directors and/or the Compensation Committee an amount to be contributed to the High Performance Conductors Cash Profit Sharing Plan for the High Performance Conductors division participants. This amount is generally a percentage of EBITDA allocated to the High Performance Conductors division. The final amount is determined in the sole discretion of the Board of Directors and/or the Compensation Committee.

Generally, each participant earns one point for each whole month of employment with the High Performance Conductors division since the beginning of the participant’s service with the High Performance Conductors division. However, a participant will not earn a point for a given month of employment with the High Performance Conductors division if such participant is absent from work (as further specified in the policy maintained at each plant).

The award of bonuses pursuant to the High Performance Conductors Cash Profit Sharing Plan is discretionary. Each participant’s bonus, if any, equals the number of points accrued by such participant times the quotient of the profit sharing pool divided by the total number of points accrued by all the participants. For 2006, the bonus under the High Performance Conductors Cash Profit Sharing Plan for Mr. Dew was $2,211.

Stock Option Grants.  A stock option is a right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement. The exercise price is the fair market value (as discussed further below) of our stock on the day the committee granted the option. Stock option grants are intended to motivate longer-term business objective achievement as reflected in the stock price and retain and motivate executives. An increase in the value of our stock benefits all our stockholders, thus aligning executive and stockholder interests.

Prior to our emergence from bankruptcy on October 20, 2004, we adopted a management incentive stock option plan, which authorized the issuance of 1,111,111 shares of our stock. We were supposed to issue 80% of those options upon our emergence from bankruptcy, and these options were supposed to vest on equal installments on October 20, 2004, October 20, 2005 and October 20, 2006. However, these options were not issued. On May 11, 2006, our stockholders approved the 2006 Management Stock Option Plan, which allows for the issuance of 1,300,000 shares of our stock. On May 12, 2006, we granted Mr. Kent an option for 195,000 shares of our stock, Mr. Holler an option for 75,000 shares of our stock, Mr. DeKay an option for 48,000 shares of our stock, Mr. Makarushka an option for 48,000 shares of our stock and Mr. Dew an option for 48,000 shares of our stock. The option grants were approved by the Compensation Committee and the Board of Directors. Stock options are awarded based on each executive’s relative ability to affect the long-term value of our company and are granted on a case by case basis.

The initial grants of options vested at a rate of one-third on each anniversary of the date of grant. However, on November 9, 2006, the Compensation Committee and the Board of Directors decided to amend the vesting provisions of options granted to employees who (i) received stock options on May 12, 2006 and (ii) were employed by our company upon our emergence from bankruptcy. These changes were implemented to match the vesting provisions in the director options with employees who met the requirements in the previous sentence, since options were not issued upon our emergence from bankruptcy in 2004 as originally anticipated, and the Compensation Committee and the Board of Directors wanted to credit employees who had been with us since our emergence from bankruptcy in 2004. Based on this determination, two-thirds of the options for all the named executive officers (other than Mr. Dew) vested immediately, with the remaining one-third vesting on October 20, 2007.

The exercise price of the option grants was the fair market value of our stock, which is the weighted average closing price for our shares for five business days commencing on the date of the grant (or the last closing price prior to the date of the grant if the stock is not traded during the 5 business day period). The options were granted to executives on May 12, 2006, the day after our stockholder meeting, so that the exercise price would be computed in the same manner as the exercise price for options granted to directors, which were automatically granted under 2006 Stock Option Plan for Nonemployee Directors after that plan was approved by our stockholders on May 11, 2006. Since at the time of the grant of options to the named executive officers the Compensation Committee generally viewed the grants as one-time grants (as opposed to annual grants), the Compensation Committee has not adopted a policy regarding the timing of option grants and would review future grants on a case-by-case basis. The exercise price of the options granted to our named executive officers is $15.00 per share. The options grants have a 10 year term.

Deferred Compensation Program.  As required by Mr. Kent’s employment agreement, in addition to Mr. Kent’s base salary, we accrue 15% of his base salary to an unfunded deferred compensation account on December 31st of each year. In addition, we also accrue 8% of the total balance in his deferred account as of the end of the preceding December 31st, and this 8% return will continue until all Mr. Kent’s deferred compensation has been paid to Mr. Kent. The deferred compensation account is an unsecured claim and all amounts remain part of our operating assets, subject to creditor claims. The current balance of Mr. Kent’s deferred compensation is $1.9 million.

Retirement Benefits.  Our company’s named executive officers also participate in our 401(k) plan available to salaried and hourly employees. At the beginning of 2006, we funded 1% of each employee’s previous year base salary into the 401(k) plan, including named executive officers. Although we have generally funded an amount for 401(k) plans, whether to make a contribution and the amount of the contribution is discretionary. Throughout the year we also match 50% of employee’s contributions up to 6% of salary to all participating employees.

Perquisites and Other Personal Benefits.  Our company provides named executive officers with perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 20, that our company, the Compensation Committee and the Board of Directors believe are reasonable and consistent with our overall compensation program to better enable our company to attract and retain superior employees for key positions.

Under Mr. Kent’s employment agreement with us, we are obligated to pay certain insurance premiums for policies owned by Mr. Kent. Additionally, Mr. Kent’s employment agreement entitles him to an automobile allowance of $1,000 per month (plus a gross up for taxes) and group medical for himself and his dependents and life insurance plans for himself. The Compensation Committee and the Board of Directors has also approved executive medical for Mr. Kent.

Under Mr. Holler’s employment agreement with us, Mr. Holler is entitled to benefits determined by our Chief Executive Officer, including group life, health, executive medical supplement and other insurance, annual executive physical, reimbursement for tax preparation costs, an automobile allowance of $1,000 per month (plus a gross up for taxes) and reimbursement of certain country club dues.

The perquisites received by the other named executive officers include automobile allowances and executive medical.

Mr. Kent and Mr. DeKay own 75% and 5% of the equity of Prime, respectively. See “Certain Relationships and Related Person Transactions” for more information. Because sales to Prime are made at prices and terms comparable to those of other companies in the industry, the Compensation Committee does not consider those payments in determining the compensation for Mr. Kent and Mr. DeKay.

Compensation Following Employment Termination or Change in Control

Our company has entered into employment agreements with Mr. Kent and Mr. Holler that provide certain compensation following the termination of employment or a change of control in certain circumstances. Stock options granted to our named executive officers have provisions that are effective upon the termination of employment or a change of control. See “Executive Compensation — Employment Agreements” and “Executive Compensation — Potential Payments upon Termination or Change in Control” on pages 23 and 24, respectively, for further information. The Compensation Committee believes that compensation following employment termination or a change of control is an important part of the overall compensation for named executive officers. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Internal Revenue Code Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. The Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Accounting Implications

Accounting for Stock-based Compensation.  Our company’s stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted in the first quarter of fiscal 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS No. 123(R) under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Peter Blum, Chairman
David M. Gilchrist, Jr.
David H. Robbins

Summary Compensation Table

The following shows the compensation for fiscal year 2006 of our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2006 who were executive officers at the end of the fiscal year. See “Executive Compensation — Employment Agreements” for a description of the employment agreements with Mr. Kent and Mr. Holler.

						Change in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)

Rodney D. Kent	2006	400,000	6,350	1,247,019	420,000	198,756	97,112	2,369,237
Chief Executive Officer(3)(4)(5)
Glenn J. Holler	2006	291,200	0	479,623	224,224	0	44,367	1,039,414
Senior Vice President, Chief Financial Officer and Secretary
Donald F. DeKay	2006	218,430	4,654	306,958	154,518	0	27,132	711,692
Vice President — Finance(3)
Chrysant Makarushka	2006	139,190	3,518	306,958	98,462	0	27,745	575,873
Vice President — Purchasing and Logistics
Martin G. Dew	2006	136,170	2,211	94,448	68,085	0	12,797	313,711
President of IWG High Performance Conductors, Inc.(6)

(1)	Performance bonuses paid pursuant to the Key Management Incentive Plan have been reported in the Non-Equity Incentive Plan Compensation column. Bonuses under this column are pursuant to the Bare Wire Cash Profits Sharing Plan or High Performance Conductors Cash Profit Sharing Plan, as applicable.

(2)	Amounts reflect the compensation cost for the year ended December 31, 2006 of the named executive officer. These amounts are calculated in accordance with SFAS 123(R) using the assumptions set forth in the footnotes to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, except that, as required by the SEC, no estimates were made for forfeitures. When granted on May 12, 2006, the option awards vest equally on May 12, 2007, May 12, 2008 and May 12, 2009. However, on November 9, 2006, the option awards for all named executive officers (except Mr. Dew) were amended such that two-thirds of the options vested on November 9, 2006 and the remaining one-third will vest on October 20, 2007.

(3)	Rodney D. Kent’s other compensation for 2006 consists of $2,976 for premiums for disability insurance, $45,854 for premiums for whole life insurance, $5,735 for term life insurance, $18,600 for a car allowance, $17,667 for medical and related benefits and $6,280 for International Wire’s contributions to our company-sponsored 401(k) plan. Glenn J. Holler’s other compensation for 2006 consists of $24,255 for a car allowance, $5,078 for country club dues, $6,460 for medical and related benefits and $8,574 for International Wire’s contributions to our company-sponsored 401(k) plan. Donald F. DeKay’s other compensation for 2006 consists of $13,124 for a car allowance, $5,477 for medical and related benefits and $8,531 for International Wire’s contributions to our company-sponsored 401(k) plan. Chrysant Makarushka’s other compensation for 2006 consists of $13,344 for a car allowance, $8,502 for medical and related benefits and $5,899 for International Wire’s contributions to our company-sponsored 401(k) plan. Martin G. Dew’s other compensation for 2006 consists of $4,844 for a car allowance, $5,230 for medical and related benefits and $2,723 for International Wire’s contributions to our company-sponsored 401(k) plan.

(4)	See “Certain Relationships and Related Person Transactions.”

(5)	Rodney D. Kent’s son and brother are also employed by us as a metals buyer and scheduling manager, respectively.

(6)	Reflects compensation for Mr. Dew after March 31, 2006, the date we acquired IWG High Performance Conductors, Inc.

Grants of Plan-Based Awards

The following provides information concerning each grant of an award pursuant to any plan made to our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2006 who were executive officers at the end of the fiscal year.

					All Other
					Option Awards:
					Number of		Grant Date
		Estimated Possible Payouts Under			Securities	Exercise or	Fair Value
	Grant	Non-Equity Incentive Plan Awards			Underlying	Base Price of	of Stock
	Date	Threshold	Target	Maximum	Options	Option Awards	and Option
Name	(1)	($)	($)	($)	(#)	($/Sh)	Awards(2)

Rodney D. Kent	2/8/06	40,000	300,000	480,000
	5/12/06				195,000	15.00	1,726,646
Glenn J. Holler	2/8/06	29,120	160,160	349,440
	5/12/06				75,000	15.00	664,095
Donald F. DeKay	2/8/06	21,843	109,215	262,116
	5/12/06				48,000	15.00	425,021
Chrysant Makarushka	2/8/06	13,919	65,595	167,028
	5/12/06				48,000	15.00	425,021
Martin G. Dew	4/17/06	18,156	90,780	217,872
	5/12/06				48,000	15.00	425,021

(1)	When granted on May 12, 2006, the option awards vested equally on May 12, 2007, May 12, 2008 and May 12, 2009. However, on November 9, 2006, the option awards for all named executive officers (except Mr. Dew) were amended such that two-thirds of the options vested on November 9, 2006 and the remaining one-third will vest on October 20, 2007.

(2)	These amounts are calculated in accordance with SFAS 123(R) using the assumptions set forth in the footnotes to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, except that, as required by the SEC, no estimates were made for forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following provides information concerning unexercised options held by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers for fiscal year 2006 who were executive officers at the end of the fiscal year.

	Option Awards
	Number of	Number of	Option
	Securities Underlying	Securities Underlying	Exercise	Option
	Unexercised Options	Unexercised Options	Price	Expiration
Name	(#) Exercisable	(#) Unexercisable(1)	($)	Date

Rodney D. Kent	130,000	65,000	15.00	5/11/16
Glenn J. Holler	50,000	25,000	15.00	5/11/16
Donald F. DeKay	32,000	16,000	15.00	5/11/16
Chrysant Makarushka	32,000	16,000	15.00	5/11/16
Martin G. Dew	0	48,000	15.00	5/11/16

(1)	The unexercisable options for Mr. Kent, Mr. Holler, Mr. DeKay and Mr. Makarushka become exercisable on October 20, 2007. The unexercisable options for Mr. Dew become exercisable in equal installments on May 12, 2007, May 12, 2008 and May 12, 2009.

Option Exercises and Stock Vested

There were no stock options exercised for fiscal year 2006.

Nonqualified Deferred Compensation

The following provides information regarding the deferral of compensation for Mr. Kent for fiscal year 2006. None of the other named executive officers have deferred compensation.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)

Rodney D. Kent(1)(2)	0	60,000	138,756	0	1,933,201

(1)	See “Executive Compensation — Employment Agreements” for more information.

(2)	Our company contribution of $60,000 and the aggregate earnings in the last fiscal year of $138,756 are included in the nonqualified deferred compensation earnings column in the Summary Compensation Table on page 20.

Director Compensation

The following provides information concerning the compensation of the directors of our company for fiscal year 2006.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Mark K. Holdsworth	41,000	65,745	0	106,745
William Lane Pennington	41,500	118,929	172,197	332,626
Peter Blum	49,500	65,745	0	115,245
David M. Gilchrist, Jr.	54,500	65,745	0	120,245
David H. Robbins(2)	47,500	65,745	0	113,245
Lowell W. Robinson	54,500	65,745	0	120,245
John T. Walsh	50,000	65,745	0	115,745

(1)	Amounts reflect the compensation cost of the director for the year ended December 31, 2006. These amounts are calculated in accordance with SFAS 123(R) using the assumptions set forth in the footnotes to the financial statements in our Annual Report on Form 10-K for year ended December 31, 2006, except that, as required by the SEC, no estimates were made for forfeitures. For all directors, two-thirds of the options vested in 2006 and the remaining one-third will vest on October 20, 2007.

(2)	Cash compensation paid, and option awards given, directly to GSC or its affiliates.

Directors who are officers or employees of our company receive no compensation for their services as directors. Each of our directors who is not also an officer, employee or an affiliate of our company (an “Outside Director”) received an annual cash retainer of $34,000 in 2006. Effective January 1, 2007, directors will receive an annual cash retainer of $37,000.

Directors were granted an option to purchase 9,900 shares of our common stock with one-third vesting on the date of grant (May 19, 2006) and the remaining two-thirds vesting on October 20, 2006 and October 20, 2007. Beginning on October 20, 2007 and continuing annually thereafter, directors will receive options to purchase 3,300 shares of our common stock annually, which will vest on the first anniversary of the date of grant. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof.

Additionally, each of our directors will receive fees in the amount of $1,500 for each Board of Directors meeting they attend in person and $750 for telephonic participation. Directors will also receive annual cash retainers for committee positions in the following amounts: Audit Committee Chairman ($10,000), Audit Committee member ($4,000), Compensation Committee Chairman ($5,000) and Compensation Committee member ($3,000). Our directors who serve on committees also receive committee meeting fees of $1,000 for an in-person and $500 for telephonic fees. The amounts described in this paragraph were increased and are effective as of January 1, 2007.

See “Certain Relationships and Related Person Transaction — Relationship with William Lane Pennington” for a description of additional compensation received by Mr. Pennington from us.

Equity Compensation Plan

The following table summarizes securities authorized for issuance under our equity compensation plans as of December 31, 2006.

			Number of Securities
		Weight-Average	Remaining Available for
	Number of Securities to Be	Exercise Price	Future Issuance Under
	Issued upon Exercise of	of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,089,300	$15.12	510,700
Equity compensation plans not approved by security holders(1)	25,000	$11.00	—
Total	1,114,300	$15.03	510,700

(1)	On August 1, 2005, William Lane Pennington, Vice-Chairman of the Board of Directors, was granted an option to purchase 25,000 shares at an exercise price of $11.00 per share. One-third of the shares underlying the option became exercisable on August 1, 2005, the second-third became exercisable on August 1, 2006, and the remaining third becomes exercisable on August 1, 2007. The option expires on August 1, 2015.

Employment Agreements

Rodney D. Kent Employment Agreement.  Mr. Kent entered into an employment agreement with us on March 14, 1995. Pursuant to his employment agreement, as amended, Mr. Kent serves as our Chief Executive Officer. Mr. Kent is required to devote substantially all of his business time and attention to the performance of his duties under the employment agreement. The employment agreement is extended automatically for one-year periods provided that neither we nor Mr. Kent elect to terminate the agreement.

The compensation provided to Mr. Kent under his employment agreement includes an annual base salary of not less than $325,000, subject to increase at the sole discretion of our Board of Directors, and certain other benefits (including the payment of life insurance policy premiums for the benefit of Mr. Kent) for as long as the employment agreement is in force. In addition, we have agreed to provide lifetime medical benefits covering Mr. Kent, his wife and dependents under our group medical plan, or other similar plan, as we may maintain for our executive employees, at our expense during Mr. Kent’s employment with us or at any other time, whether or not Mr. Kent is then employed by us. Further, Mr. Kent is entitled to a discretionary bonus up to sixty-five percent of his annual base salary.

In addition to the base salary, we accrue 15% of the base salary to an unfunded deferred compensation account. We also accrue 8% of the previous year’s account balance as interest. The total deferred compensation shall be paid to Mr. Kent in 5 annual installments following the termination of his employment.

If Mr. Kent’s employment is terminated by us for cause or if Mr. Kent voluntarily terminates his employment (other than upon a change of control), no further compensation would be paid to Mr. Kent (except for the lifetime medical coverage for Mr. Kent, his wife and dependents). However, in such a situation, if Mr. Kent terminated his employment (including upon a change of control) and Mr. Kent received a bone fide offer of employment from one of our competitors, we may elect to enforce the two-year non-competition provision. If we did so, subject to Mr. Kent’s compliance with the two-year non-competition provision, Mr. Kent would receive his then current salary (currently $400,000 per year) and benefits for a period of 24 months from Mr. Kent’s termination, plus lifetime medical coverage for Mr. Kent, his wife and dependents. If Mr. Kent’s employment is terminated by us without cause, or by Mr. Kent upon a change of control, Mr. Kent would receive, subject to Mr. Kent’s compliance with the two-year non-competition provision, his then current salary (currently $400,000 per year) and benefits for a period of 24 months from Mr. Kent’s termination, plus lifetime medical coverage for Mr. Kent, his wife and dependents. If Mr. Kent’s employment is terminated due to disability or death, Mr. Kent or his estate, heirs or beneficiaries, as applicable, would receive, subject to Mr. Kent’s compliance with a two-year non-competition provision, Mr. Kent’s then current salary (currently $400,000 per year) and benefits for a period of 24 months from the date of termination, plus any other benefits provided under any benefit plan and lifetime medical coverage for Mr. Kent, his wife and dependents, as applicable.

Glenn J. Holler Employment Agreement.  Mr. Holler entered into an employment agreement with us on June 30, 2005. Pursuant to his employment agreement, Mr. Holler is required to devote all of his business time and attention to the transaction of our business as is reasonably necessary to discharge his duties under the employment agreement. The employment agreement is extended automatically for successive two year periods; provided that neither we nor Mr. Holler elect to terminate the agreement.

The compensation provided to Mr. Holler under his employment agreement includes an annual base salary of not less than $279,900, subject to adjustment at the sole direction of our Chief Executive Officer, and such benefits as are customarily accorded our executives for as long as the employment agreement is in force. In addition, Mr. Holler is entitled to an annual bonus in an amount to be determined by our Chief Executive Officer of up to fifty percent of his base compensation.

Mr. Holler’s employment agreement provides that if Mr. Holler’s employment is terminated without cause, Mr. Holler will continue to receive his current basic compensation for the longer of eighteen months or the termination date of his employment agreement, plus certain benefits (excluding his car allowance and country club dues reimbursement). In addition, Mr. Holler’s employment agreement provides that if Mr. Holler is terminated due to death or disability, Mr. Holler’s estate, heirs, or beneficiaries, as applicable, will receive, in addition to any other benefits provided under any benefit plan, his then current salary for a period of twelve months from the date of termination. If Mr. Holler is terminated for cause or Mr. Holler voluntarily terminates his employment other than due to a breach of his employment agreement, no further compensation will be paid to Mr. Holler. Additionally, if Mr. Holler is terminated for a reason other than without cause, we may elect to enforce the two year non-competition provision of Mr. Holler’s agreement, in which case we would be obligated to pay Mr. Holler one-half of his monthly salary for the remaining 24 months of the non-competition period.

Potential Payments upon Termination or Change in Control

The options granted to the named executive officers become fully exercisable immediately prior to a change of control (as defined in the 2006 Management Stock Option Plan). In the event of a termination of a named executive officer’s employment with us either due to the executive’s voluntary resignation or our termination of the executive for cause, the option would terminate 30 days after the termination of employment. In the event of a termination of a named executive officer other than as a result of the executive’s voluntary resignation or the executive’s termination by us for cause, the executive’s option would terminate on the later of (i) the date the executive would no longer be entitled to receive any benefits from us or our subsidiaries pursuant to an employment agreement (if any) or (ii) 30 days after the termination of employment (or 180 days after the termination of employment if because of death or disability).

See “Executive Compensation — Employment Agreements” for a description of the provisions contained in Mr. Kent’s and Mr. Holler’s employment agreement.

The table below reflects the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change in control. The amount of compensation payable to each named executive officer upon termination for cause, termination without cause, termination due to death or disability, or termination upon a change in control is shown below. The amounts shown assume that the termination was effective as of December 31, 2006, and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

									Termination by Executive
	For Cause		Without Cause		Disability		Death		after Change in Control
Name	($)		($)		($)		($)		($)

Rodney D. Kent
Compensation	800,000	(1)	800,000		800,000		800,000		800,000
Benefits	466,853	(1)(2)	466,853	(2)	466,853	(2)	61,200	(3)	466,853	(2)
Deferred compensation	1,933,201		1,933,201		1,933,201		1,933,201		1,933,201
Stock options	0		0		0		0		133,250	(4)
Total	3,200,054		3,200,054		3,200,054		2,794,401		3,333,304

Glenn J. Holler
Compensation	291,200	(5)	436,800		291,200		291,200		0
Benefits	0		17,064	(6)	11,376	(7)	4,512	(8)	0
Stock options	0		0		0		0		51,250	(9)
Total	291,200		453,864		302,576		295,712		51,250

Donald F. DeKay
Stock options	0		0		0		0		32,800	(10)

Chrysant Makarushka
Stock options	0		0		0		0		32,800	(11)

Martin G. Dew
Stock options	0		0		0		0		98,400	(12)

(1)	Assumes that we enforce the provisions of the 2 year non-compete.

(2)	Includes life insurance policy premiums of $100,900, which assumes life insurance premiums of $50,450 per year. Includes $290,753 in earnings on deferred compensation. Includes $38,000 for lifetime medical, which assumes medical coverage (and when applicable, medicare coverage) for Mr. Kent and his wife for their lifetimes and one dependent until 2011, a 5.75% discount rate and increasing medical costs at the rate of approximately 11% per year trending down to approximately 6% per year after 6 years. Includes a car allowance of $37,200, which is assumes a car allowance of $1,550 per month.

(3)	Includes $290,753 in earnings on deferred compensation. Includes $24,000 for lifetime medical, which assumes medical coverage (and when applicable, medicare coverage) for Mr. Kent’s wife for her lifetime and one dependent until 2011, a 5.75% discount rate and increasing medical costs at the rate of approximately 11% per year trending down to approximately 6% per year after 6 years. Includes a car allowance of $37,200, which is assumes a car allowance of $1,550 per month.

(4)	Reflects the acceleration of vesting of the remaining 33% of Mr. Kent’s option for 195,000 shares. The value is calculated by multiplying these shares by the difference in the price of the most recent closing price of our common stock as of December 29, 2006 of $17.05 and the exercise price of $15.00 per share.

(5)	Assumes that we enforce the provisions of the 2 year non-compete.

(6)	Assumes health care benefits of $948 per month for 18 months.

(7)	Assumes health care benefits of $948 per month for 12 months.

(8)	Assumes health care benefits of $376 per month for 12 months.

(9)	Reflects the acceleration of vesting of the remaining 33% of Mr. Holler’s option for 75,000 shares. The value is calculated by multiplying these shares by the difference in the price of the most recent closing price of our common stock as of December 29, 2006 of $17.05 and the exercise price of $15.00 per share.

(10)	Reflects the acceleration of vesting of the remaining 33% of Mr. DeKay’s option for 48,000 shares. The value is calculated by multiplying these shares by the difference in the price of the most recent closing price of our common stock as of December 29, 2006 of $17.05 and the exercise price of $15.00 per share.

(11)	Reflects the acceleration of vesting of the remaining 33% of Mr. Makarushka’s option for 48,000 shares. The value is calculated by multiplying these shares by the difference in the price of the most recent closing price of our common stock as of December 29, 2006 of $17.05 and the exercise price of $15.00 per share.

(12)	Reflects the acceleration of vesting of 100% of Mr. Dew’s option for 48,000 shares. The value is calculated by multiplying these shares by the difference in the price of the most recent closing price of our common stock as of December 29, 2006 of $17.05 and the exercise price of $15.00 per share.

AUDIT COMMITTEE REPORT

The Audit Committee of International Wire’s Board of Directors is composed solely of independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter can be found on our website at http://itwg.client.shareholder.com/index.cfm.

The Audit Committee assists the Board of Directors in its general oversight of the integrity of our company’s financial statements, the independent registered public accountants’ qualifications and independence, the performance of International Wire’s internal audit function and independent registered public accountants’ and International Wire’s compliance with legal and regulatory requirements. The independent registered public accountants report directly to the Audit Committee.

International Wire’s management has primary responsibility for preparing our company’s financial statements and our company’s financial reporting process. Deloitte, who was engaged as our independent registered public accounting firm on July 14, 2006 at the same time that PwC was dismissed, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with International Wire’s management.

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380), as amended.

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditors’ independence.

4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in International Wire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Our Chief Executive Officer and Chief Financial Officer, with the participation of other members of management, conducted an evaluation of the effectiveness of the design and operation of the disclosure controls and procedures pursuant to Rules 13a-15(b) and 15d-15(b) under the Securities and Exchange Act of 1934. Based upon the evaluation and because of the material weaknesses described below and our company’s failure to file the International Wire Group, Inc. Key Management Incentive Plan, our officers concluded that, as of the end of the period covered by the Annual Report on Form 10-K for the year ended December 31, 2006, our company’s disclosure controls and procedures were not effective. Notwithstanding the material weaknesses discussed below, our company’s management has concluded that the financial statements included in the Form 10-K for the year ended December 31, 2006 fairly present in all material respects our company’s financial position and its results of operations for the periods presented in conformity with generally accepted accounting principles.

As of December 31, 2005, our company did not maintain effective controls over the evaluation and completeness of our deferred tax assets and liabilities, the associated valuation allowances established in previous years to reflect the likelihood of the recoverability of net deferred tax assets and the income tax provision (benefit) for continuing and discontinued operations. Specifically, our company did not have effective controls in place to identify net operating losses carryforwards and the differences between book and tax accounting for fixed assets, certain inventory reserves and LIFO inventories and certain intangibles. This material weakness resulted in a restatement of our company’s 2005 annual consolidated financial statements with respect to income taxes. In addition, this control deficiency could result in a material misstatement to the aforementioned accounts such as deferred tax assets, deferred tax liabilities, goodwill, and income tax provision (benefit) that would result in a material misstatement to our company’s annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has determined that this control deficiency constitutes a material weakness. This material weakness existed throughout 2006 and at December 31, 2006.

As of December 31, 2006, our company did not maintain a sufficient number or personnel with an appropriate level of knowledge to adequately prepare the financial statements, which contributed to the following control deficiencies:

1. Our company did not have an adequate process in place to perform analysis and independent secondary review of complex or non-routine accounting matters, such as accounting for discontinued operations, certain aspects of debt modification, purchase accounting transactions and stock-based compensation.

2. Our company did not maintain an adequate process to analyze and review certain accrued liabilities and related expense accounts involving management’s judgments and estimates.

3. Our company did not maintain effective policies and procedures related to its financial close process to ensure that the presentation and disclosures in the financial statements were prepared and reviewed in a timely and accurate manner.

A material weakness is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. These control deficiencies, either individually or in the aggregate, could result in material misstatements to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that these control deficiencies combined constituted a material weakness.

On March 16, 2007, the Audit Committee, after consulting with senior management, determined that the consolidated financial statements and related financial information contained in the Annual Report on Form 10-K for the year ended December 31, 2005 should no longer be relied upon. On April 30, 2007, our company filed Amendment No. 1 to Form 10-K for the year ended December 31, 2005 to restate its financials. For more information, see Note 1A to the consolidated financial statements included in Amendment No. 1 to Form 10-K for the year ended December 31, 2005.

THE AUDIT COMMITTEE

Lowell W. Robinson — Chair
David M. Gilchrist, Jr. — Member
John T. Walsh — Member

The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of International Wire’s previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

INDEPENDENT AUDITORS

One or more representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions. Representatives of PwC are not expected to be present at the Annual Meeting.

The amount of audit and other fees for professional services rendered by Deloitte and PwC during the last two fiscal years are set forth below. During 2006, we changed our auditor from PwC to Deloitte.

Audit Fees:  For 2006, audit fees billed by Deloitte were $655,000 and audit fees billed by PwC were $48,500. For 2005, audit fees billed by PwC were $725,480. The services provided in exchange for these fees were our annual audit and review of interim financial statements.

Audit-Related Fees:  In addition to the Audit Fees, in 2006, PwC billed us $175,400 for work related to the HPC acquisition and sale of Insulated Wire foreign subsidiaries and $210,000 for related to the Amendment No. 1 to Form 10-K for the year ended December 31, 2005. In 2005, PwC billed us $17,300 for Sarbanes-Oxley related matters.

Tax Fees:  In 2006, Deloitte billed us $5,785 for tax compliance related to an expatriate. PwC did not provide any professional services rendered for tax compliance, tax advice and tax planning in 2006 or 2005.

All Other Fees:  Neither Deloitte nor PwC provided any other professional services in either of the last two fiscal years.

Pre-Approval Policy

The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

All audit services provided by PwC or Deloitte were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and 1% of all services provided by Deloitte to our company for the year ended December 31, 2006 were non-audit related services. The Audit Committee charter provides for pre-approval of any audit or non-audit services provided to our company by its independent auditors. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of such common stock. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2006 with the exception of Martin G. Dew, an officer of our company, whose Form 3 was not filed on a timely basis when he became an officer of our company due to an administrative error. However, at the date of filing, Mr. Dew held no shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our general policy (as described in our Code of Business Conduct) is to avoid related person transaction. Nevertheless, we recognize that there are situations where related person transactions might be in, or might not be inconsistent with, our best interests and those of our stockholders. Either the Audit Committee or our Board of Directors reviews and approves or ratifies any related person transactions. We do not have a formal written policy regarding policies and procedures for related party transactions generally but rather related party transactions are reviewed on a case-by-case basis as discussed further below.

Relationship with Rodney D. Kent and Donald F. DeKay

In September 2002, we began selling a portion of our production scrap to Prime, a closely held company. Rodney D. Kent, the Chief Executive Officer of our company, owns 75% of Prime and is the chairman and a director of Prime. In addition, Donald F. DeKay, the Vice President of Finance of our company, owns 5% of Prime and is a director of Prime.

There is no formal written agreement between us and Prime. Instead, the relationship is governed through purchase orders. Sales to Prime for the year ended December 31, 2006, the year ended December 31, 2005, and the periods from October 20 through December 31, 2004 and from January 1 through October 19, 2004 were $24.1 million, $8.8 million, $2.4 million and $10.8 million, respectively. We had outstanding accounts receivable from Prime related to those sales of $2.6 million, $0.8 million and $0.3 million at December 31, 2006, 2005 and 2004, respectively. We have continued this relationship in 2007. Sales to Prime were made at prices and terms comparable to those of other companies in the industry.

The Audit Committee has approved the following process selling our production scrap. Decisions regarding the sale of production scrap, including sales to Prime, are made by Mr. Makarushka, our Vice President of Purchasing and Logistics. Before making any sales of production scrap, Mr. Makarushka is required to solicit competitive bids from scrap purchasers for the particular location or locations where the production scrap materials are located. Generally, bids are made by buyers of production scrap by specifying a margin with respect to a market price for the raw material. For example, the price per pound we receive for copper scrap is the price per pound of copper quoted on the New York Mercantile Exchange, Inc. less the margin per pound of copper. Mr. Makarushka decides whether to request bids for production scrap currently held at our facilities or whether to lock in the margin for a longer period of time. If Mr. Makarushka receives multiple bids, Mr. Makarushka selects the lowest bid. If Mr. Makarushka receives only one bid, Mr. Makarushka exercises his discretion whether to accept the bid. After the end of the fiscal year, our Manager of Internal Audit reviews a sample of the transactions with Prime and reports his finding to the Audit Committee.

Relationship with William Lane Pennington

In addition to fees received as a director of International Wire, William Lane Pennington receives compensation on an annualized basis of $150,000, which has been increased to $175,000 as of February 1, 2006, and company-provided medical and other insurance benefits for his services as Vice-Chairman of the Board of Directors. In addition, Mr. Pennington received an option to acquire 25,000 shares of our common stock. Mr. Pennington provides, among other things, assistance with strategic planning, corporate governance and communications. Mr. Pennington’s term expires December 31, 2007. Our Board of Directors reviewed and approved the compensation for Mr. Pennington.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in our 2008 Annual Meeting Proxy Statement and Proxy Card

Stockholders who, in accordance with SEC Rule 14a-8 wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on February 8, 2008. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our company’s Bylaws, in order to be properly brought before the 2008 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our Secretary (at the address above) not less than 120 nor more than 180 days before the first anniversary of the date of the 2007 Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 10, 2007, and no later than February 8, 2008, unless our Annual Meeting date is more than 30 days before or 60 days after June 7, 2008. If our 2008 Annual Meeting date is advanced by more than 30 days (March 8, 2008) or delayed by more than 60 days (August 6, 2008) from the first anniversary of this year’s meeting date, then notice by the stockholder to be timely must be delivered to our Secretary not later than the close of business on the later of the 90th day before the 2008 Annual Meeting or the 15th day following the date on which the meeting date is publicly announced.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Our company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Secretary, International Wire Group, Inc., 11116 South Towne Square, Suite 101, St. Louis, Missouri 63123. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Stockholder Proposals for Presentation at our 2008 Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (a) receive notice of the proposal more than 45 days prior to the anniversary of the mailing date of this proxy statement and we advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter; or (b) do not receive notice of the proposal at least 45 days prior to the anniversary of the mailing date of this proxy statement. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to our Secretary at 11116 South Towne Square, Suite 101, St. Louis, Missouri 63123.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and our company’s Bylaws do not allow proposals to be presented at the meeting unless presented to our company prior to the date of this proxy statement. However, if any other matter is properly presented at the meeting, the persons named in the proxy (or, if none, the holder of the proxy) will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Proxy Form
International Wire Group, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼     PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

A     Proposals — The Board of Directors recommends a vote FOR proposals 1 and 2.

1. Election of Directors:	01 — Rodney D. Kent	02 — Mark K. Holdsworth	03 — William Lane Pennington
	04 — Peter Blum	05 — David M. Gilchrist, Jr.	06 — David H. Robbins
	07 — Lowell W. Robinson	08 — John T. Walsh

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP, as Independent Registered Public Accounting Firm for the year ending December 31, 2007	☐	☐	☐

B     Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C     Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2— Please keep signature within the box.
/ /

▼     PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

Proxy — INTERNATIONAL WIRE GROUP, INC.

Proxy for 2007 Annual Meeting of Stockholders
Vote by Mail
•	Mark, sign and date your proxy form

•	Detach your proxy form

•	Return your proxy form in the postage-paid envelop provided
KNOWN ALL MEN BY THESE PRESENTS, that the undersigned stockholder of International Wire Group, Inc., a Delaware corporation (the “Company”), does hereby constitute and appoint Rodney D. Kent and Glenn J. Holler, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Stockholders of the Company, on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.
IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFIC ACTION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSAL NO. 1 AND 2 AND AS RODNEY D. KENT AND GLENN J. HOLLER DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERTY COME BEFORE THE ANNUAL MEETING.
The undersigned hereby revokes all previous Proxies and acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement attached thereto and the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2006 forwarded therewith.
(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)